Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antero Resources Midstream LLC:

We consent to the use of our report dated February 6, 2014, with respect to the balance sheet of Antero Resources Midstream LLC as of December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

May 16, 2014